NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 20, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 07, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between dmy Technology Group, Inc. IV and Planet Labs Inc. became effective on December 07, 2021. Each Unit, consisting of one share of Class A common stock and one-fifth of one redeemable warrant, of dmy Technology Group, Inc. IV will automatically separate into the component securities, and, as a result, will no longer trade as a separate security. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 08, 2021.